											Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2019
	(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Year Opened / Expanded	Year Acquired	Depreciable Life
Shopping Centers:
CityOn.Xi'an, Xi'an,China	$38,105	$232,088	$29,693	$38,105	$261,781	$299,886		$38,297	$261,589	$155,562	2016		50 Years
CityOn.Zhengzhou, Zhengzhou,China	51,976	250,113	1,269	51,976	251,382	303,358		28,986	274,372		2017		50 Years
Country Club Plaza, Kansas City, MO	29,917	525,244	29,070	29,917	554,314	584,231		57,253	526,978	316,169	1922 / 1977 / 2000 / 2015	2016	50 Years
Fair Oaks, Fairfax, VA	7,666	33,147	118,716	7,666	151,863	159,529		88,266	71,263	254,534	1980 / 1987 / 1988 / 2000		55 Years
The Gardens Mall, Palm Beach Gardens, FL	20,048	113,178	1,977	20,048	115,155	135,203		67,032	68,171	195,000	1988 / 2005	2019	50 Years
International Plaza, Tampa, FL		281,473	46,388		327,861	327,861		156,450	171,411	456,393	2001 / 2015		50 Years
The Mall at Millenia, Orlando, FL	22,517	167,052	7,267	22,517	174,319	196,836		78,285	118,551	450,000	2002		50 Years
Stamford Town Center, Stamford, CT	8,652	40,044	5,776	8,652	45,820	54,472	(1)		54,472		1982 / 2007		40 Years
Starfield Hanam, Hanam, South Korea	241,519	609,167	10,308	241,519	619,475	860,994		96,168	764,826	321,964	2016		50 Years
Sunvalley, Concord, CA	350	65,740	64,519	350	130,259	130,609		78,462	52,147	165,053	1967 / 1981	2002	40 Years
The Mall at University Town Center, Sarasota, FL	78,008	231,592	8,134	78,008	239,726	317,734		65,555	252,179	280,000	2014		50 Years
Waterside Shops, Naples, FL	12,604	66,930	76,271	12,604	143,201	155,805		57,947	97,858	165,000	1992 / 2006 / 2008	2003	50 Years
Westfarms, Farmington, CT	5,287	38,638	168,226	5,287	206,864	212,151		130,139	82,012	275,577	1974 / 1983 / 1997		34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,693			42,693		42,693			42,693	20,630	2006
Peripheral Land	4			4		4			4
Construction in Process and Development - Pre-construction costs			35,557		35,557	35,557			35,557
Total	$559,346	$2,654,406	$603,171	$559,346	$3,257,577	$3,816,923	(2) (3)	$942,840	$2,874,083

											Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2019
	(in thousands)

The changes in total real estate assets and accumulated depreciation for the years ended December 2019, 2018, and 2017 are as follows:

	Total Real Estate Assets						Accumulated Depreciation
	2019		2018	2017			2019		2018	2017
Balance, beginning of year	$3,728,846		$3,756,890	$3,371,216		Balance, beginning of year	$(869,375)		$(767,678)	$(661,611)
New development and improvements	87,641		41,771	363,601		Depreciation for year	(99,639)		(109,582)	(119,261)
Acquisitions	133,226					Acquisitions	(63,845)
Disposals/Write-offs	(98,642)	(1)	(21,135)	(78,189)	(4)	Disposals/Write-offs	91,301	(1)	5,456	14,654
Changes in exchange rates	(34,149)		(48,680)	100,262		Changes in exchange rates	(1,283)		2,429	(1,460)
Balance, end of year	$3,816,923		$3,728,846	$3,756,890		Balance, end of year	$(942,840)		$(869,375)	$(767,678)

(1) In December 2019, we concluded that the carrying value of Stamford Town Center was impaired and impairment charge was recognized reducing the net book value by $5.7 million. As a result of the impairment, the related accumulated deprecation was set to zero.

(2) Excludes $165.9 million (including cumulative translation adjustments) relating to our investment in Starfield Anseong, which is currently under development in Asia.
(3) The unaudited aggregate cost for federal income tax purposes as of December 31, 2019 was $4.537 billion.
(4) Primarily represents the book balance of the Valencia Place office tower at Country Club Plaza, which was sold in March 2017.